Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form SB-2 (File Nos. 333-137751, 333-130254 and 333-120879) and on Form S-8 (File No. 333-128344) of Spectre Gaming, Inc. of our report dated April 13, 2007, which appears on page 23 of this annual report on Form 10-KSB for the year ended December 31, 2006.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
April 17, 2007